CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A our report dated December 22, 2015, relating to the financial statement of WP Income Plus Fund, a series of WP Trust, as of December 16, 2015, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
December 22, 2015